EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 22, 2007, in the Registration Statement (Form S-1) and related Prospectus of Heckmann Corporation for the registration of 62,500,000 units.

/s/ Ernst & Young LLP

San Diego, California

June 22, 2007